STATE OF NORTH CAROLINA
COUNTY OF WAKE

                           CHANGE OF CONTROL AGREEMENT

         THIS CHANGE OF CONTROL AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of June 18, 1996, by and among TRIANGLE BANCORP, INC., a North Carolina corporation ("Triangle"), TRIANGLE BANK, a banking corporation organized under the laws of North Carolina (the "Bank"), and Debra
L. Lee (the "Officer").
         WHEREAS, the Officer has heretofore been employed by Triangle and the Bank as Executive Vice President; and
         WHEREAS, the services of the Officer, the Officer's experience and knowledge of the affairs of Triangle and the Bank and reputation and contacts in the industry are extremely valuable to Triangle and the Bank; and
         WHEREAS, Triangle and the Bank wish to attract and retain such well-qualified executives and it is in the best interest of Triangle and the Bank and of the Officer to secure the continued services of the Officer notwithstanding any change of control of Triangle or the Bank; and
         WHEREAS, Triangle and the Bank consider the establishment and maintenance of a sound and vital management team to be part of their overall corporate strategy and to be essential to protecting and enhancing the best interest of Triangle, the Bank and Triangle's shareholders; and
         WHEREAS, the parties desire to enter into this Agreement to provide the Officer with security in the event of a change of control of Triangle or the Bank to ensure the continued loyalty of the Officer during any change of control in order to maximize


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shareholder value as well as the continued safe and sound operation of Triangle and the Bank.
         WHEREAS, the Officer, Triangle and the Bank acknowledge and agree that this Agreement is not an employment agreement but is limited to circumstances giving rise to a change of control of Triangle or the Bank as set forth herein.
         NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants, and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby do agree as follows:
         1. Term. The initial term of this Agreement shall be for the period commencing upon the effective date of this Agreement and ending two (2) calendar years from the effective date of this Agreement. At each anniversary date of this Agreement (i.e., June 18, 1998), the term automatically shall be extended for an additional two (2) years on the same terms and conditions set forth herein, unless Triangle and the Bank shall give written notice to the Officer of their intention not to extend this Agreement for an additional two (2) years, which notice shall be given at least thirteen (13) months prior to the next anniversary date.
         2. Change of Control.
                  (a) In the event of a termination of the Officer's employment in connection with, or within twenty-four (24) months after, a "Change of Control" (as defined in Subparagraph (e) below) of Triangle or the Bank, for reasons other than for "cause" (as defined in Subparagraph (b) below), the Officer shall be entitled to receive the sum set forth in Subparagraph (d) below. Said sum

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shall be payable as provided in Subparagraph (f) below, provided, however, that the Officer is employed on a full-time basis by the Bank at the effective time of the "Change of Control", except as provided in Subparagraph (j) below.
                  (b) For purposes of this Agreement, termination for "cause" shall include termination because of the Officer's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation other than traffic violations or similar offenses, or final cease-and-desist order.
                  (c) The Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the "Termination Events") within twenty-four (24) months following a Change of Control of Triangle or the Bank:
                  (i) Officer is assigned any duties and/or responsibilities that are inconsistent with his duties or responsibilities at the time of the Change of Control;

                  (ii) Officer's annual base salary is reduced below the amount in effect as of the effective date of a Change of Control;

                  (iii) Officer's life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change of Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change of Control; or

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                  (iv) Officer is transferred to a location which is more than fifty (50) miles from her current principal work location, without the Officer's express written consent.

         A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.
                  (d) In the event that the Officer terminates this Agreement pursuant to this Paragraph 2, the Bank will be obligated (1) to pay or cause to be paid to the Officer an amount equal to two (2) times (i) the Officer's then current salary plus (ii) the average of the cash bonus paid to the Officer by the Bank under the Bank's Cash Bonus Plan during the immediately preceding two
(2) years, and (2) to continue for a period of two (2) years after such termination all benefits the Officer was receiving and entitled to at such termination date under Triangle's and the Bank's benefit programs and plans, including, but not limited to, medical, disability, life and accident insurance coverage, automobile allowance, professional qualification allowance, and club dues (or, at the Officer's election, the Bank will pay the dollar equivalent of such benefits).
                  (e) For the purposes of this Agreement, the term Change of Control shall mean any of the following events:
                           (i) After the effective date of this Agreement, any "person" (as such term is defined Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing fifty percent (50%) or more of any class of voting securities of Triangle or the Bank, or acquires control of in any manner the

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                           election of a majority of the directors of Triangle
                           or the Bank;

                           (ii) Triangle or the Bank consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where Triangle or the Bank is not the surviving corporation in such transaction and the holders of the voting securities of Triangle or the Bank immediately prior to such acquisition own less than a majority of the voting securities of the surviving entity immediately after the transaction; or

                           (iii) All or substantially all of the assets of Triangle or the Bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.

         Notwithstanding the other provisions of this Paragraph 2, a transaction or event shall not be considered a Change of Control if, prior to the consummation or occurrence of such transaction or event, the Officer, Triangle and the Bank agree in writing that the same shall not be treated as a Change of Control for purposes of this Agreement.
                           (f) Amounts payable pursuant to this Paragraph 2
shall be paid, at the option of the Officer, either in one lump sum or in twenty-four (24) equal monthly payments.
                           (g) Following a Termination Event which gives rise
to the Officer's rights hereunder, the Officer shall have two (2) years from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 2. Any such termination shall be deemed to have occurred only upon delivery to the Bank or any successor thereto, of written notice of termination which describes the Change of Control and Termination Event. If

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the Officer does not so terminate this Agreement within such two-year period, the Officer shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.
                           (h) It is the intent of the parties hereto that all
payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be "parachute payments" as that term is defined in Section 280G(b)(2) of the Internal Revenue Code, as amended (the "Code"), shall be modified or reduced to the extent deemed to be necessary by the Bank's Board of Directors to avoid the imposition of an excise tax on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280G(a) of the Code.
                           (i) In the event any dispute shall arise between
the Officer and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 2, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 2 or in defending against any action taken by Triangle or the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.
                           (j) It is further agreed that the payment agreed in
this Paragraph 2 to be paid by the Bank to the Officer shall be due and paid to the Officer should a Change of Control (as defined

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above) be agreed to by Triangle and/or the Bank or be consummated within six (6)
months of the Officer's involuntary termination of employment with the Bank for reasons other than for "cause" as such term is defined in Subparagraph 2(b) hereof.
                  3. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Triangle or the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Triangle or the Bank.
                  4. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Officer, Triangle and the Bank, except as herein otherwise provided. No waiver by any party hereto, at any time, of any breach by any party hereto, or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties, except as herein otherwise provided.
                  5. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance, or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.
                  6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any


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provisions shall not affect the validity or enforceability of the other provision hereof.
         IN TESTIMONY WHEREOF, Triangle and the Bank have caused this Agreement to be executed under seal and in such form as to be binding, all by authority of their Board of Directors first duly given, and the individual party hereto has set said party's hand hereto and has adopted as said party's seal the typewritten word "SEAL" appearing beside said party's name, this the day and year first above written.

                                                  TRIANGLE BANCORP, INC.


                                                  By: /s/ Michael S. Patterson
                                                           Michael S. Patterson
                                                           President

ATTEST:


/s/ Susan C. Gilbert
Susan C. Gilbert, Secretary

         (CORPORATE SEAL)

                                                  TRIANGLE BANK


                                                  By: /s/ Michael S. Patterson
                                                           Michael S. Patterson
                                                           President

ATTEST:


/s/ Susan C. Gilbert
Susan C. Gilbert, Secretary

         (CORPORATE SEAL)


                                                   /s/ Steven R. Ogburn   (SEAL)
                                                       Steven R. Ogburn


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